Exhibit (p)(3)

INVESCO POWERSHARES CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

(Amended effective May 2014)

I. Introduction. Invesco Powershares Capital Management, LLC (“Invesco PowerShares”), (and any wholly owned or indirect subsidiaries) has a fiduciary relationship with respect to each portfolio under management. The interests of Clients and of the shareholders of Powershares ETF Clients take precedence over the personal interests of Covered Persons (defined below). Capitalized terms used herein are defined at the end of this document.

This Code of Ethics (“the Code”) applies to all Covered Persons. Covered Persons include:

•	Employees of Invesco PowerShares (except those deemed exempt by the Chief Compliance Officer of Invesco PowerShares Capital Management LLC);

•	Employees of any Invesco PowerShares affiliates that, in connection with their duties, obtain or are determined by the Compliance Department to have access to any information concerning recommendations being made by any Invesco PowerShares entity to any of its Clients (“access persons”);

•	PowerShares Funds Trustees (excluding Independent Trustees of the PowerShares ETF Trusts); and

•	any other persons falling within the definitions of Access Person or Advisory Person under Rule 17j-1 of the Investment Company Act of 1940, as amended (the “Investment Company Act”) or Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and such other persons that may deemed to be Covered Person by Compliance.

II. Statement of Fiduciary Principles

The following fiduciary principles govern Covered Persons.

•	the interests of Clients and shareholders of investment company Clients must be placed first at all times and Covered Persons must not take inappropriate advantage of their positions; and

•	all personal securities transactions must be conducted consistent with this Code and in a manner to avoid any abuse of an individual’s position of trust and responsibility. This Code is our effort to address conflicts of interest that may arise in the ordinary course of our business.

This Code does not attempt to identify all possible conflicts of interest or to ensure literal compliance with each of its specific provisions. This Code does not necessarily shield Covered Persons from liability for personal trading or other conduct that violates a fiduciary duty to Clients and shareholders of investment company Clients.

Section IV of this Code generally addresses sanctions for violations of this Code; certain sections of this Code specifically address sanctions that apply to violations of those sections.

III. Compliance with Laws, Rules and Regulations; Reporting of Violations

All Covered Persons are required to comply with applicable state and federal securities laws, rules and regulations and this Code. Covered Persons shall promptly report any violations of laws or regulations or any provision of this Code of which they become aware to Invesco PowerShares’ Chief Compliance Officer or his/her designee. Additional methods of reporting potential violations or compliance issues are described in Section V of this Code.

IV. Limits on Personal Investing

A. Personal Investing

Preclearance of Personal Security Transactions. All Covered Persons (other than PowerShares Funds Independent Trustees without knowledge of investment activity) must pre-clear all personal security transactions involving Covered Securities with Compliance using the automated request system all personal security transactions involving Covered Securities for which they have Beneficial Interest. A Covered Person may be considered to have Beneficial Interest in securities held by members of his or her immediate family sharing the same household (i.e., a spouse and children) or by certain partnerships, trusts, corporations, or other arrangements.

Additionally, all Covered Persons must pre-clear personal securities transactions involving securities over which they have discretion. For example, if a Covered Person is directing the transactions for a friend or family member (regardless of whether they share the same household) all transactions in Covered Securities must be pre-cleared. Covered Securities include (but are not limited to) all investments that can be traded by an Invesco PowerShares entity for its Clients, including stocks, bonds, municipal bonds, exchange-traded funds (ETFs), and any derivative such as options.

Covered Securities do not include shares of money market funds, U.S. government securities, certificates of deposit or shares of open-ended mutual funds not advised by Invesco PowerShares or Invesco Advisers, Inc. Unit investment trusts, including those advised by Invesco Advisers, Inc., are not Covered Securities (Please refer to the “Definitions” section of this Code for more information on the term, Covered Security.)

All Invesco Affiliated Mutual Funds (including both open-end and closed-end funds) and Invesco PowerShares ETFs are considered Covered Securities. Although affiliated mutual funds are considered Covered Securities those that are held at Invesco Adviser, Inc.’s transfer agent (direct accounts) or in the Invesco Ltd. 401(k) and Money Purchase plans (excluding the Personal Choice Retirement Account (PCRA) do not need to be pre-cleared through the automated review system because compliance monitoring is done through a separate process for these securities.

All transactions in Invesco Ltd. securities, including the Invesco Ltd. stock fund held in the Invesco 401(k) and Money Purchase plan, must be pre-cleared. Please refer to section IV.B for additional guidelines on Invesco Ltd. securities. Any transaction in a previous employer’s company stock that is obtained through an employee benefit plan or company stock fund held in an external retirement plan requires pre-clearance.

Covered Securities do not include shares of money market funds, U.S. government securities, certificates of deposit or shares of open-end mutual funds not advised by Invesco Advisers, Inc. Unit investment trusts, including those advised by Invesco Advisers, Inc., are not Covered Securities (Please refer to the “Definitions” section of this Code for more information on the term, Covered Security.)

Affiliated mutual funds that are held in external brokerage accounts or in the PCRA Window MUST be pre-cleared through the automated review system.

If you are unclear about whether a proposed transaction is a Covered Security, contact Compliance via email at CodeofEthicsNorthamerica@invesco.com or phone the Code of Ethics Hotline at 877-331- CODE [877-331-2633] prior to executing the transaction.

Any approval granted to a Covered Person to execute a personal security transaction is valid for that business day only, except if approval is requested after the close of the trading day in which case any approval granted is valid through the next trading day. If a Covered Person does not execute the proposed securities transaction prior to closing of the market immediately following the approval, the Covered Person must resubmit the request on another day for approval.

Please note that you must obtain pre-clearance even if you believe your transactions request satisfies the criteria below. The automated review system will review personal trade requests from Covered Persons based on the following considerations:

•	Black-out period. Invesco PowerShares does not permit Covered Persons (other than PowerShares Funds Independent Trustees without knowledge of investment activity) to trade in a Covered Security if there is conflicting activity in an Invesco Client account.

•	Non-Investment Personnel.

•	may not buy or sell a Covered Security within two trading days before or after a Client trades in that security.

•	may not buy or sell a Covered Security if there is a Client order on that security currently with the trading desk.

•	Investment Personnel.

•	may not buy or sell a Covered Security within three trading days before or after a Client trades in that security.

•	may not buy or sell a Covered Security if there is a Client order on that security currently with the trading desk.

•	De minimus exemptions. Compliance will apply the following de minimis exemptions in granting pre-clearance when a Client has recently traded or is trading in a security involved in a Covered Person’s proposed personal securities transaction:

•	Equity de minimis exemption.

•	If a Covered Person does not have knowledge of trading activity in a particular equity security, he or she may execute up to 500 shares of such security in a rolling 30-day period provided the issuer of such security is included in the Russell 1000 Index.

•	If a Covered Person does not have knowledge of trading activity in a particular equity security, he or she may execute up to 500 shares of such security in a rolling 30 day period provided that there is no conflicting client activity in that security during the blackout period or on the trading desk that exceeds 500 shares per trading day.

•	Fixed income de minimis exemption. If the Covered Person does not have knowledge of trading activity in a particular fixed income security he or she may execute up to $100,000 of par value of such security.

The automated review system will confirm that there is no activity currently on the trading desk for the security involved in the proposed personal securities transaction and will verify that there have been no transactions for the requested security within the last two trading days for all Covered Persons except Investment Personnel for whom the black-out period is the last three trading days. For Investment, IT and Portfolio Administration personnel, Compliance will also check the trading activity of affiliates for which such personnel have access to information to verify that there have been no transactions for the requested security during the blackout period. Compliance will notify the Covered Person of the approval or denial of the proposed personal transaction. The approval of a personal securities transaction is only valid for that business day. If a Covered Person does not execute the proposed securities transaction on the business day the approval is granted the Covered Person must resubmit the request again the next day for approval.

Any failure to preclear transactions is a violation of the Code and will be subject to the following potential sanctions:

•	A Letter of Education will be provided to any Covered Person whose failure to preclear is considered immaterial or inadvertent.

•	Repeat violations may result in in-person training, probation, withdrawal of personal trading privileges or termination, depending on the nature and severity of the violations.

2. Prohibition on Short-Term Trading Profits. Covered Persons (other than PowerShares Funds Independent Trustees without knowledge of investment activity) are prohibited from engaging in the purchase and sale, or short sale and cover of the same Covered Security within 60 days from the date of purchase at a profit. If a Covered Person (other than PowerShares Funds Independent Trustees without knowledge of investment activity) trades a Covered Security within the 60 day time frame, any profit from the trade will be disgorged to a charity of Invesco PowerShares’s choice and a letter of education to the Covered Person will be issued.

3. Initial Public Offerings. Covered Persons (other than PowerShares Funds Independent Trustees without knowledge of investment activity) are prohibited from acquiring any security in an Initial Public Offering. Exceptions will only be granted in unusual circumstances and must be recommended by Compliance and approved by the Chief Compliance Officer or General Counsel (or designee) and the Chief Investment Officer (or designee).`

4. Prohibition of Short Sales by Investment Personnel. Investment Personnel are prohibited from effecting short sales of Covered Securities in their personal accounts if a client of Invesco PowerShares for whose account they have investment management responsibility has a long position in those Covered Securities.

5. Restricted List Securities. Covered Persons requesting pre-clearance to buy or sell a security on the Restricted List may be restricted from executing the trade because of potential conflicts of interest.

6. Other Criteria Considered in Pre-clearance. In spite of adhering to the requirements specified throughout this section. Compliance, in keeping with the general principles and objectives of the Code, may refuse to grant pre-clearance of a Personal Securities Transaction in its sole discretion without being required to specify any reason for the refusal.

7. Brokerage Accounts.

a. Covered Persons (other than PowerShares Funds Independent Trustees without knowledge of investment activity) may only maintain brokerage accounts with:

•	Full service broker-dealers.

•	Discount broker-dealers. Discount brokerages are accounts in which all trading is completed online. These accounts must be held with firms that provide electronic feeds of confirms directly to Compliance ,

•	Invesco Adviser, Inc.’s –affiliated broker-dealer (Invesco Distributors, Inc.),

b. Brokerage account requirements for Affiliated Mutual Funds.

•	Covered Persons may own shares of affiliated mutual funds that are held at a broker-dealer that is not affiliated with Invesco Advisers, Inc. only if the broker-dealer provides an electronic feed of all transactions and statements to Invesco Advisers, Inc.’s Compliance. All Covered Persons (other than Independent Trustees without knowledge of investment activity) must arrange for their broker-dealers to forward to Compliance on a timely basis, duplicate confirmations of all personal securities transactions and copies of periodic statements for all brokerage accounts, in an electronic format if they include holdings in Affiliated Mutual Funds and preferably in electronic format for holdings other than Affiliated Mutual Funds.

c. Requirement to move accounts that do not meet Compliance requirement: Every person who becomes a Covered Person under this Code must move all of their brokerage accounts that do not comply with the above provision of the Code within thirty (30) days from the date the Covered Person becomes subject to this Code.

d. Firms that provide electronic feeds to Invesco’s Compliance:

Please refer to the following link in the Invesco’s intranet site for a list of broker-dealers that currently provide electronic transaction and statement feeds to the automated review system. :

http://sharepoint/sites/Compliance-COE-NA/Training/Documents/Approved%20Discount%20Broker%20List.pdf

8. Reporting Requirements.

a. Initial Holdings Report. Within 10 calendar days of becoming a Covered Person (other than affiliated mutual funds Independent Trustees without knowledge of investment activity), each Covered Person must complete an Initial Holdings Report by inputting into STAR Compliance the following information (the information must be current within 45 days of the date the person becomes a Covered Person).

•	A list of each security including the security name, number of shares (for equities) and the principal amount (for debt securities) in which the person has direct or indirect Beneficial Ownership. A Covered Person may have Beneficial Ownership in securities held by members of their immediate family sharing the same household (i.e., a spouse and children) or by certain partnerships, trusts, corporations, or other arrangements.;

•	The name of any broker-dealer or bank with which the person maintains an account in which any securities are held for the direct or indirect benefit of the person; and

•	The date that the report is submitted by the Covered Person.

Independent Trustees of the PowerShares Funds do not need to make an initial holdings report.

b. Quarterly Transaction Reports. All Covered Persons (other than PowerShares Funds Independent Trustees) must report, no later than 30 days after the end of each calendar quarter, the following information for all transactions in a Covered Security in which a Covered Person has a direct or indirect beneficial interest: The date of all transactions in that quarter, the security name, the number of shares (for equity securities); or the interest rate and maturity date (if applicable) and the principal amount (for debt securities) for each Covered Security;

•	The nature of the transaction (buy, sell, etc.);

•	The security identifier (CUSIP, symbol, etc.);

•	The price of the Covered Security at which the transaction was executed;

•	The name of the broker-dealer or bank executing the transaction; and

•	The date that the report is submitted to Compliance.

All Covered Persons (other than PowerShares Funds Independent Trustees) must submit a quarterly report regardless of whether they have executed transactions during the quarter or not. If a Covered Person did not execute transactions subject to reporting requirements during a quarter, the report must include a representation to that effect. Covered Persons need not include transactions made through an Automatic Investment Plan/ Dividend Reinvestment Plan or similar plans and transactions in Covered Securities held in the Invesco 401(k), Invesco Money Purchase Plan (MPP), or accounts held directly with Invesco in the quarterly transaction report.

Additionally, Covered Persons (other than PowerShares Funds Independent Trustees) must report the information on any new brokerage account established by the Covered Person during the quarter for the direct or indirect benefit of the Covered Person (including Covered Securities held in a 401(k) or other retirement vehicle) including:

•	The date the account was established;

•	The name of the broker-dealer or bank; and

•	The date that the report is submitted to Compliance.

An Independent Trustee of an PowerShares Fund must report a transaction in a Covered Security in a quarterly transaction report if the trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his/her duties as a trustee of the PowerShares Fund, should have known that, during the 15-day period immediately before or after the date of the transaction by the trustee, the Covered Security was purchased or sold by the PowerShares Fund or was being considered by the PowerShares Fund or Invesco PowerShares for purchase or sale by the PowerShares Fund or another Client.

Compliance may identify transactions by Covered Persons that technically comply with the Code for review based on any pattern of activity that has an appearance of a conflict of interest.

c. Annual Holdings Reports. All Covered Persons (other than PowerShares Funds Independent Trustees) must report annually the following information, which must be current within 45 days of the date the report is submitted to Compliance:

•	The security and the number of shares (for equities) or the interest rate and maturity date (if applicable) and principal amount (for debt securities) for each Covered Security in which the Covered Person has any direct or indirect Beneficial Interest;

•	The security identifier for each Covered Security (CUSIP, symbol, etc.,);

•	The name of the broker-dealer or bank with or through which the security is held; and

•	The date that the report is submitted by the Covered Person to Compliance.

d. Discretionary Managed Accounts. In order to establish a Discretionary Managed Account, you must grant the manager complete investment discretion over your account. Pre-clearance is not required for trades in this account; however, you may not participate, directly or indirectly, in individual investment decisions or be aware of such decisions before transactions are executed. This restriction does not preclude you from establishing investment guidelines for the manager, such as indicating industries in which you desire to invest, the types of securities you want to purchase or your overall investment objectives. However, those guidelines may not be changed so frequently as to give the appearance that you are actually directing account investments. Covered Persons must receive approval from Compliance to establish and maintain such an account and must provide written evidence that complete investment discretion over the account has been turned over to a professional money manager or other third party. Covered Persons are not required to pre-clear or list transactions for such managed accounts in the automated review system; however, Covered Persons with these types of accounts must provide an annual certification that they do not exercise direct or indirect Control over the managed accounts.

e. Annual Certification of Compliance. All Covered Persons (other than PowerShares Funds Independent Trustees) must certify annually that they have read and understand the Code and recognize that they are subject to the Code. In addition, all Covered Persons must certify annually that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported under the Code. The PowerShares Funds Trustees, including the Independent Trustees, will review and approve the Code annually. If material changes are made during the year, these changes will also be reviewed and approved by the PowerShares Fund Trustees. All Covered Persons must certify within 30 days of the effective date of the amended code that they have read and understand the Code and recognize that they are subject to the Code.

9. Private Securities Transactions. Covered Persons (other than PowerShares Funds Independent Trustees without knowledge of investment activity) may not engage in a Private Securities Transaction without first giving Compliance a detailed written notification describing the transaction and indicating whether or not they will receive compensation and obtaining prior written permission from Compliance . Investment Personnel who have been authorized to acquire securities of an issuer in a Private Securities Transaction must disclose that investment to Compliance and the Managing Director (Research and Trading) of Invesco PowerShares when they are involved in a Client’s subsequent consideration of an investment in the same issuer. The Client’s decision to purchase such securities must be independently reviewed by Investment Personnel with no personal interest in that issuer.

10. Limited Investment Opportunities (e.g. private placements, hedge funds, etc.). Covered Persons may not engage in a Limited Investment Opportunities without first giving Compliance a detailed written notification describing the transaction and obtaining prior written permission from Compliance.

11. Excessive Short Term Trading in Funds. Employees are prohibited from excessive short term trading of any mutual fund advised by Invesco PowerShares or Invesco Adviser, Inc., and are subject to various limitations on the number of transactions as indicated in the respective prospectus.

B. Invesco Ltd. Securities

1. No Employee may affect short sales of Invesco Ltd. securities.

2. No Employee may engage in transactions in publicly traded options, such as puts, calls and other derivative securities relating to the Invesco Ltd’s securities, on an exchange or any other organized market.

3. For all Covered Persons, transactions, including transfers by gift, in Invesco Ltd. securities are subject to “black-out” periods established by Invesco Ltd. and holding periods prescribed under the terms of the agreement or program under which the securities were received.

4. Holdings of Invesco Ltd. securities in Covered Persons accounts are subject to the reporting requirements specified in Section IV.A8 of this Code.

C. Limitations on Other Personal Activities

1. Outside Business Activities. Employees may not engage in any Outside Business Activity, regardless of whether or not he or she received compensation, without prior approval from Compliance. Absent prior written approval of Compliance, Employees may not serve as directors, officers or employees of unaffiliated public or private companies, whether for profit or non-profit. If the outside business activity is approved, the Employee must recluse himself or herself from making Client investment decisions concerning the particular company or issuer as appropriate, provided that this refusal requirement shall not apply with respect to certain Invesco Advisers, Inc’s or Invesco PowerShares Employees, who may serve on corporate boards as a result of, or in connection with, Client investments made in those companies. Employees must always comply with all applicable Invesco Ltd. policies and procedures, including those prohibiting the use of material non-public information in Client or employee personal securities transaction.

2. Gift and Entertainment Policy. Employees may not give or accept Gifts or Entertainment that may be considered excessive either in dollar value or frequency to avoid the appearance of any potential conflict of interest. The Invesco Ltd. Gifts and Entertainment Policy include specific conditions under which employees may accept or give gifts or entertainment. Where there are conflicts between a minimal standard established by a policy of Invesco and the standards established by a policy of Invesco PowerShares, including this Code, the latter shall control.

Under no circumstances may an Employee give or accept cash or any possible cash equivalent from a broker or vendor.

An Employee may not provide or receive any Gift or Entertainment that is conditioned upon Invesco PowerShares, its parents or affiliates doing business with the other entity or person involved.

•	Entertainment. Employees must report Entertainment with Compliance within thirty (30) calendar days after the receipt or giving by submitting a Gift Report within the automated review system. The requirement to report Entertainment includes dinners or any other event with a business partner of Invesco PowerShares, Inc., in attendance.

Employees may not reimburse Business Partners for the cost of tickets that would be considered excessive or for travel related expenses without approval of Compliance.

Examples of Entertainment that may be considered excessive in value include Super Bowls, All-Star games, Kentucky Derby, hunting trips, ski trips, etc. An occasional sporting event, golf outing or concert when accompanied by the Business Partner may not be excessive.

Additionally, Employees may not reimburse Business Partners for the cost of tickets that would be considered excessive or for travel related expenses without approval of Compliance.

•	Gifts. Employees are prohibited from accepting or giving the following:

•	single Gifts valued in excess of $100 in any calendar year; or

•	Gifts from one person or firm valued in excess of $100 during a calendar year period.

Reporting Requirements for Gifts and Entertainment:

•	Reporting of Gifts and Entertainment given to an Invesco Employee by a Client or Business Partner. All Gifts and Entertainment received by an Employee must be reported through the automated pre-clearance system within thirty (30) calendar days after the receipt of the Gift or the attendance of the Entertainment event.

•	Reporting of Gifts and Entertainment given by an Invesco Employee to a Client or Business Partner. All Gifts and Entertainment given by an Employee must be reported through the reporting requirements of the Employee’s business unit. An Employee should contact their manager or Compliance if they are not sure how to report gifts they intend to give or have given to a Client or Business Partner.

3. US Department of Labor Reporting: Under current US Department of Labor (DOL) Regulations, Invesco PowerShares is required to disclose to the DOL certain specified financial dealings with a union or officer, agent, shop steward, employee, or other representative of a union (collectively referred to as “union officials”). Under the Regulations, practically any gift or entertainment furnished by Invesco Advisers, Inc or Invesco PowerShares, Inc.’s Employees to a union or union official is considered a payment reportable to the DOL.

Although the Regulations provide for a de minimis exemption from the reporting requirements for payments made to a union or union official who do not exceed $250 a year, that threshold applies to all of Invesco PowerShares’ employees in the aggregate with respect to each union or union official. Therefore, it is Invesco PowerShares’ policy to require that ALL gifts or entertainment furnished by an Employee be reported to Invesco Advisers, Inc. using the Invesco PowerShares Finance Department’s expense tracking application, Oracle E-Business Suite or any other application deployed for that purpose which has the capability to capture all the required details of the payment. Such details include the name of the recipient, union affiliation, address, amount of payment, date of payment, purpose and circumstance of payment, including the terms of any oral agreement or understanding pursuant to which the payment was made.

Invesco PowerShares is obligated to report on an annual basis all payments, subject to the de minimis exemption, to the DOL on Form LM-10 Employer Report.

If you have any question whether a payment to a union or union official is reportable, please contact Compliance. A failure to report a payment required to be disclosed will be considered a material violation of this Code. The DOL also requires all unions and union officials to report payments they receive from entities such as Invesco Advisers, Inc., and their Employees

D. Parallel Investing Permitted

Subject to the provisions of this Code, Employees may invest in or own the same securities as those acquired or sold by Invesco PowerShares for its Clients.

V. Reporting of Potential Compliance Issues

Invesco Advisers, Inc. created several channels for Employees to raise compliance issues and concerns on a confidential basis. An Employee should first discuss a compliance issue with their supervisor, department head or with Invesco Advisers, Inc.’s General Counsel or Chief Compliance Officer. Human Resources matters should be directed to the Human Resources Department, an additional anonymous vehicle for reporting such concerns.

In the event that an Employee does not feel comfortable discussing compliance issues through normal channels, the Employee may anonymously report suspected violations of law or Invesco policy, including this Code, by calling the toll-free Invesco Whistleblower Line 1-866-297-3627 which is available to employees of multiple operating units of Invesco Ltd. When you dial this number and you are asked for your name, use “Invesco.” To ensure your confidentiality, this phone line is provided by an independent company. It is available 24 hours a day, 7 days a week. All calls to the Invesco Whistleblower Line will be reviewed and handled in a prompt, fair and discreet manner. Employees are encouraged to report these questionable practices so that Invesco has an opportunity to address and resolve these issues before they become more significant regulatory or legal issues.

VI. Administration of the Code of Ethics

Invesco PowerShares will use reasonable due diligence and institute procedures reasonably necessary to prevent violations of this Code.

No less frequently than annually, Invesco PowerShares will furnish to the Boards of Trustees of the PowerShares Funds, or such committee as it may designate, a written report that:

•	describes significant issues arising under the Code since the last report to the Boards of Trustees, including information about material violations of the Code and sanctions imposed in response to material violations; and

•	certifies that the PowerShares Funds have adopted procedures reasonably designed to prevent Covered Persons from violating the Code.

VII. Sanctions

Upon discovering a material violation of the Code, Compliance will notify Invesco PowerShares’s Chief Compliance Officer (CCO). The CCO will notify the Management of Invesco PowerShares of any material violations at the next regularly scheduled meeting.

Compliance will issue a letter of education to the Covered Persons involved in violations of the Code that are determined to be inadvertent or immaterial.

Invesco PowerShares may impose additional sanctions in the event of repeated violations or violations that are determined to be material or not inadvertent, including disgorgement of profits (or the differential between the purchase or sale price of the Personal Security Transaction and the subsequent purchase or sale price by a relevant Client during the enumerated period), a letter of censure or suspension, or termination of employment.

VIII. Exceptions to the Code

Invesco PowerShares’ Chief Compliance Officer (or designee), together with either one of Invesco PowerShares’ Managing Directors or its General Counsel, may grant an exception to any provision in this Code and will report all such exceptions at the next Invesco PowerShares Managers meeting.

IX. Definitions

•	Invesco PowerShares Broker-dealer means either Invesco Distributors, Inc. Management;

•	Affiliated mutual funds: Generally includes all funds advised or sub-advised by Invesco Advisors, Inc. All Invesco funds and Invesco Van Kampen funds are Affiliated Mutual Funds.

•	Automatic Investment Plan means a program in which regular purchases or sales are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans;

•	Beneficial Interest has the same meaning as Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (“the ’34 Act”). To have a beneficial interest, Covered Persons must have a “direct or indirect pecuniary interest,” which is the opportunity to profit directly or indirectly from a transaction in securities. Thus a Covered Person may have Beneficial Interest in securities held by members of their immediate family sharing the same household (i.e. a spouse and children) or by certain partnerships, trusts, corporations, or other arrangements;

•	Client means any account for which Invesco PowerShares is either the adviser or sub-adviser; including Affiliated Mutual Funds.

•	Control As defined same meaning as under Section 2(a)(9) of the Investment Company Act, as amended (the “Investment Company Act”);

•	Covered Person means any full or part time Employee of Invesco PowerShares or the PowerShares Funds (except those deemed exempt by the CCO of Invesco PowerShares Capital Management LLC); any full or part time Employee of any Invesco PowerShares affiliates that, in connection with his or her duties, obtains or has access to any information concerning recommendations being made by any Invesco PowerShares entity to any of its Clients (“access persons”); and any interested trustee or director of the PowerShares Funds; any other persons falling with in the definitions of Access Person under Rule 17j-1 of the Investment Company Act of 1940, as amended (the “Investment Company Act”) or Rule 204A-1under the Investment Advisers Act of 1940 as amended (the “Advisers Act”) and such other persons that may be so deemed to be Covered Person by Compliance.

•	Covered Security As defined in Section 2 (a)(36) of the Investment Company Act and includes any PowerShares Fund or other Client that is advised or sub-advised by Invesco PowerShares. An exchange traded funds (ETF) is considered a Covered Security.

A Covered Security does not include the following:

•	Direct obligations of the Government of the United States or its agencies;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Any open-end mutual fund not advised or sub-advised by Invesco PowerShares or Invesco Advisers, Inc.; and

•	Any unit investment trust, including unit investment trusts advised or sub-advised by Invesco Advisers, Inc.;

Invesco Ltd.’s stock because it is subject to the provisions of Invesco Ltd.’s Code of Conduct. Notwithstanding this exception, transactions in Invesco Ltd. securities are subject to all the pre-clearance and reporting requirements outlined in other provisions of this Code and any other corporate guidelines issued by Invesco Ltd.

•	Employee means any full or part time Employee of Invesco PowerShares or the PowerShares Funds (except those deemed exempt by the CCO of Invesco PowerShares Capital Management LLC),; any full or part time Employee of any Invesco PowerShares affiliates that, in connection with his or her duties, obtains or has access to any information concerning recommendations being made by any Invesco PowerShares entity to any of its Clients (“access persons”); and any interested trustee or director of the PowerShares Funds;

•	Investment and Research Personnel means any Employee who, in connection with his/her regular functions or duties, makes or participates in making recommendations or providing research regarding the purchase or sale of securities by the Client; and

•	IT Personnel means any Employee that is designated to work in the Information Technology Department; and

•	Investment Operations Personnel means any Employee that is designated to work in either of the Portfolio Operations Group;

•	Full Service Brokerage Firm: A brokerage firm that provides a large variety of services to its clients, including research and advice, retirement planning, tax tips, and much more. It typically does not include discount on-line brokerage firms with limited services.

•	“Gifts”, “Entertainment” and “Business Partner” have the same meaning as provided in the Invesco Ltd. Gifts and Entertainment Policy.

•	Independent Trustee means a trustee of a fund who is not an “interested person” of the fund within the meaning of Section 2(a)(19) of the Investment Company Act;

•	Initial Public Offering means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the ’34 Act;

•	Private Securities Transaction means any securities transaction outside the regular course, or scope, of an associated person’s employment with a member, including, though not limited to, new offerings of securities which are not registered with the Securities and Exchange Commission, provided however that transactions subject to the notification requirements of Rule 3050 of the FINRA’s, NASD’s Conduct Rules, transactions among immediate family members (as defined in the interpretation of the Board of Governors on free-riding and withholding) for which no associated person receives any selling compensation, and personal transactions in investment company and variable annuity securities shall be excluded.

•	Restricted List Securities” means the list of securities that are provided to Compliance Department by Invesco Ltd. or investment departments, which include those securities that are restricted from purchase or sale by Client or Employee accounts for various reasons (e.g., large concentrated ownership positions that may trigger reporting or other securities regulatory issues, or possession of material, non-public information, or existence of corporate transaction in the issuer involving an Invesco Ltd. unit).

X. Invesco Ltd. Policies and Procedures

All Employees are subject to the policies and procedures established by Invesco Ltd., including the Code of Conduct, Insider Trading Policy, Policy Concerning Political Contributions and Charitable Donations, and Gift and Entertainment Policy and must abide by all their requirements, provided that where there is a conflict between a minimal standard established by an Invesco Ltd. policy and the standards established by an Invesco PowerShares policy, including this Code, the latter shall control.

XI. CODE OF ETHICS CONTACTS

•	Telephone Hotline: 1-877-331-CODE [2633]

•	E-Mail: CodeofEthicsNorth America@invesco.com